Exhibit 99.1

Franklin Bank Corp. Announces Definitive Agreement for The First National Bank of Athens

HOUSTON, December 21, 2004 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Franklin)(Nasdaq: FBTX) announced the signing of an agreement to acquire The First National Bank of Athens (Athens), which operates four banking offices located in Henderson and Van Zandt Counties, Texas. Athens is a valuable addition to the Franklin Family of Community Banks in East Texas, bolstering its Jacksonville Bank and Cedar Creek Bank networks.

Rusty Workman, president and chief executive officer of Athens, stated, “We are excited that the merger will increase the convenience to our customers through this expanded branch network and additional banking products and services.”

Don Wills, chairman of the board of Athens and president of the Ginger Murchison Foundation, said, “While this sale was necessitated due to the unfortunate death of Ginger Murchison, we are convinced that the personal relationship approach of our two institutions is so similar that a union with Franklin was a natural fit for us.” He added, “the board of directors unanimously approved the decision and views this transaction as a benefit to our customers and our communities.”

“This merger is consistent with our business strategy. It allows us to partner with a well-established organization in a growing community and provides an ideal fit for Franklin’s trusted financial advisory community banking approach,” stated Anthony Nocella, Franklin’s president and chief executive officer. “The commitment of both companies to our customers, employees and communities is strong and will continue as we carry on our vision as the premier community bank of Texas.”

In the merger, Athens shareholders would receive aggregate consideration estimated at approximately $58.3 million, seventy five percent in cash and twenty five percent in shares of Franklin common stock. Franklin expects to complete the transaction, which is subject to regulatory approvals, and other conditions set forth in the acquisition agreement, in the second quarter 2005. As of September 30, 2004, Athens had approximately $215.7 million in assets, $186.9 million in deposits and $27.7 million in stockholders’ equity.

Glenn Mealey, executive vice president of administration and acquisitions, commented, “We believe the transaction will enable us to continue to deliver the performance our investors expect from Franklin. Our acquisitions have been priced and integrated with discipline, and we have adhered to our financial performance hurdles.”

Franklin Bank is engaged in community banking, mortgage banking, residential construction lending, and mortgage banker finance. The bank currently operates 22 community-banking offices throughout Texas, nine in the East Texas market and eight in the Austin market, six regional residential construction lending offices in Houston, Dallas, Orlando, Detroit, Philadelphia, and Phoenix, and 59 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please go to http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Statements

     This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

     Forward-looking statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on the combined company; the general economic conditions, either nationally or in the states in which the combined companies will be doing business, will be less favorable than expected; the general risks associated with the companies’ business; and that legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.

     Forward-looking statements may also be influenced by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory, and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties.

     We caution that the foregoing lists are not exhaustive. Investors should carefully consider the aforementioned risks and factors as well as other uncertainties and events.

Contact:

Investor Relations: Kris Dillon (713)339-8999